Exhibit 23.1

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44826 and 333-58020) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Non-Employee Directors’ Stock Option Plan, the 1996 Stock Option Plan, the 1988 Stock Option Plan and certain Non-Plan Stock Option Agreements with Telik, Inc. and the Form S-3 (No. 333-89596) for the registration of up to $100,000,000 of equity securities of our report dated February 6, 2004, with respect to the financial statements of Telik, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 4, 2004